Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-70259) pertaining to the LMI Aerospace, Inc. Profit Sharing and Savings Plan and Trust, the LMI Aerospace, Inc. 1998 Stock Option Plan, and the 1989 Employee Incentive Stock Option Plan of our report dated March 9, 2001, with respect to the consolidated financial statements of LMI Aerospace, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

/s/ Ernst & Young LLP

St. Louis, Missouri

March 28, 2001